Exhibit 21.1 - LIST OF SUBSIDIARIES

1. Exabyte FSC Ltd.

2. Nihon Exabyte Corporation

3. Exabyte (Scotland) Ltd.*

4. Exabyte (Europe) B.V.

5. Exabyte Magnetics GmbH*

6. Exabyte (Singapore) Pte. Ltd.

7. Exabyte (Canada) Corporation*

8. Ecrix Corporation

* In the process of being closed.